MGI FUNDS™

MGI US Large Cap Value Equity Fund

99 High Street
Boston, Massachusetts 02110

June 30, 2009

Dear Shareholder:

We are pleased to notify you of changes involving the MGI US Large Cap Value Equity Fund (the “Fund”), a series of MGI Funds (the “Trust”).

The Board of Trustees of the Trust (the “Board”) has approved the hiring of Robeco Investment Management, Inc. (“Robeco”) to serve as a subadvisor to the Fund and, in conjunction with this, the Board has approved a new subadvisory agreement (the “Robeco Subadvisory Agreement”) between Robeco and Mercer Global Investments, Inc., the Fund’s investment advisor, on behalf of the Fund. As was previously communicated to you via a supplement to the Trust’s prospectus, dated April 17, 2009, Robeco began managing its allocated portion of the Fund’s investment portfolio on that date.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Robeco and the Robeco Subadvisory Agreement, as well as a discussion of the factors that the Board considered in approving the Robeco Subadvisory Agreement.

Sincerely,

/s/Phillip J. de Cristo
Phillip J. de Cristo

Trustee, President, and Chief Executive Officer
MGI Funds

MGI FUNDS™

MGI US Large Cap Value Equity Fund

99 High Street
Boston, Massachusetts 02110

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of MGI Funds (the “Trust”) to inform shareholders of the MGI US Large Cap Value Equity Fund (the “Fund”) about the hiring of a new subadvisor to the Fund, Robeco Investment Management, Inc. (“Robeco”). In connection with the hiring of Robeco, the Board approved a new subadvisory agreement (the “Robeco Subadvisory Agreement”) between Robeco and Mercer Global Investments, Inc., the Fund’s investment advisor (“MGI” or the “Advisor”), on behalf of the Fund. Robeco began managing its allocated portion of the Fund’s investment portfolio on April 17, 2009.

The hiring of Robeco was approved by the Board upon the recommendation of MGI, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about July 1, 2009 to shareholders of record of the Fund as of May 31, 2009. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

MGI is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits MGI to hire, terminate, or replace subadvisors to the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on February 26, 2009 (the “Meeting”), (i) appointed Robeco to serve as a subadvisor to the Fund, and (ii) approved the Robeco Subadvisory Agreement.

The decision to approve Robeco was based upon certain factors, including (i) the Advisor’s views regarding Robeco’s record as an effective manager of portfolios of large cap value equity securities, and the Advisor’s high degree of conviction in Robeco and its portfolio management team, which, over its history, had exhibited impressive adherence to its investment philosophy, which had produced excess returns through a variety of market cycles; and (ii) the Advisor’s opinion that Robeco would effectively complement the Fund’s other subadvisors, Eaton Vance Management (“Eaton Vance”), and Numeric Investors LLC (“Numeric”). Please see “Board of Trustees’ Considerations” below.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Robeco and the Robeco Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc. (“Mercer”), an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.53% of the Fund’s average daily net assets up to $750 million and 0.51% of the Fund’s average daily net assets over $750 million. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $1,478,648 from the Fund for the fiscal year ended March 31, 2009.

Several officers of the Trust are also officers and/or employees of the Advisor or Mercer. These individuals and their respective positions are: Phillip J. de Cristo serves as President, Chief Executive Officer, and a Trustee of the Trust, and President, Investments of Mercer, Kenneth Crotty serves as a Vice President of the Trust, and President of the Advisor. Denis Larose serves as a Vice President and Chief Investment Officer of the Trust, and as Chief Investment Officer of the Advisor. Richard S. Joseph serves as Vice President, Treasurer, and Principal Accounting Officer of the Trust, and as Chief Operating Officer of the Advisor. Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust, and as Chief Counsel of the Advisor and of Mercer, an affiliate of the Advisor. Christopher A. Ray serves as Vice President of the Trust, and as Vice President and Portfolio Manager of the Advisor. Martin J. Wolin serves as Vice President and Chief Compliance Officer of the Trust, and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

ROBECO INVESTMENT MANAGEMENT, INC.

Robeco is located at 909 Third Avenue, New York, New York, 10022. Robeco is registered as an investment adviser with the SEC under the Advisers Act, and is a wholly owned subsidiary of Robeco Groep N.V. (“Robeco Group”), a Dutch investment management firm headquartered in Rotterdam, the Netherlands. Robeco Group is 100% owned by Rabobank Nederland, a cooperative bank that is owned by a large number of local banks in the Netherlands. The Robeco Subadvisory Agreement is dated April 17, 2009.

Robeco was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Robeco is not affiliated with the Advisor, and Robeco discharges its responsibilities subject to the oversight and supervision of the Advisor. Robeco is compensated out of the fees that the Advisor receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the appointment of Robeco as a subadvisor to the Fund, or the implementation of the Robeco Subadvisory Agreement. The fees paid by the Advisor to Robeco depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to Robeco by MGI. In accordance with procedures adopted by the Board, Robeco may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

Robeco serves as a subadvisor for the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective:

Assets as of
March 31, 2009
Name	(in millions)	Advisory Fee Rate

John Hancock Disciplined Value Fund	$ 43	.30% first $500 million
.275% next $500 million
.25% next $500 million
.225% amounts over $1.5 billion

The names and principal occupations of the principal executive officers of Robeco are listed below. The address of each principal executive officer, as it relates to the person’s position with Robeco, is 909 Third Avenue, New York, New York 10022.

Name	Principal Occupation
Mark Donovan	Co Chief Executive Officer
Joseph Feeney	Co Chief Executive Officer
William Butterly	Chief Operating Officer
Matthew Davis	Chief Financial Officer
Paul Heathwood	Director of Sales and Marketing

THE ROBECO SUBADVISORY AGREEMENT

The Robeco Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the Robeco Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Robeco Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Robeco Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the Robeco Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Robeco, are substantially similar to the subadvisory agreements in effect between the Advisor, and each of Eaton Vance and Numeric.

The Robeco Subadvisory Agreement provides that Robeco, among other duties, will make all investment decisions for Robeco’s allocated portion of the Fund’s investment portfolio. Robeco, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Robeco’s allocated portion of the Fund’s assets. Robeco also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Robeco Subadvisory Agreement provides for Robeco to be compensated based on the average daily net assets of the Fund allocated to Robeco. Robeco is compensated from the fees that the Advisor receives from the Fund. Robeco generally will pay all expenses it incurs in connection with its activities under the Robeco Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Robeco Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Robeco, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, MGI recommended the appointment of Robeco to serve as a subadvisor to the Fund after evaluating a number of other possible investment managers. The Advisor’s recommendation of Robeco was based upon, among other factors: (i) the Advisor’s high degree of conviction in Robeco’s team of investment professionals; (ii) the Advisor’s expectation that the addition of Robeco would increase the consistency of the Fund’s excess return, while providing lower volatility; and (iii) the Advisor’s opinion that the relatively low correlation with the Fund’s two other subadvisors, Eaton Vance, and Numeric, would allow Robeco to effectively complement those subadvisors within the Fund.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Robeco Subadvisory Agreement. In determining whether to approve the Robeco Subadvisory Agreement, the Board considered the information received in advance of the Meeting, which included: (i) a copy of a form of the Robeco Subadvisory Agreement; (ii) information regarding the process by which the Advisor selected Robeco and recommended Robeco for Board approval, and the Advisor’s rationale for recommending Robeco; (iii) information regarding the nature, quality, and extent of the services that Robeco would provide to the Fund; (iv) information regarding Robeco’s reputation, prior investment experience, investment management business, portfolio management personnel, and operations; (v) information regarding Robeco’s brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees to be charged by Robeco, and a comparison of those fees to the fees Robeco charged the comparable accounts it managed, including a registered investment company Robeco subadvised and other pooled investment vehicles; (vii) information regarding Robeco’s compliance program; (viii) information regarding Robeco’s historical performance returns managing investment mandates similar to the Fund’s investment mandate, and such performance compared to a relevant index; and (ix) information regarding Robeco’s financial condition. The Board also considered the substance of discussions with representatives of the Advisor and Robeco at the Meeting.

When considering the approval of the Robeco Subadvisory Agreement, the Board reviewed and analyzed the factors that the Board deemed relevant with respect to Robeco, including: the nature, quality, and extent of the services to be provided to the Fund by Robeco; Robeco’s management style; Robeco’s historical performance record managing pooled investment products similar to the Fund; the qualifications and experience of the portfolio manager and investment management personnel who will be responsible for the day-to-day management of Robeco’s allocated portion of the Fund’s investment portfolio; and Robeco’s staffing levels and overall resources. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

In examining the nature, quality, and extent of the services to be provided by Robeco to the Fund, the Board considered: the specific investment management process to be employed by Robeco in managing the assets of the Fund to be allocated to Robeco; the qualifications of Robeco’s investment professionals with regard to implementing investment mandates similar to the Fund’s investment mandate; Robeco’s overall favorable performance record as compared to a relevant benchmark; Robeco’s infrastructure and whether it appeared to adequately support Robeco’s investment strategy; and the Advisor’s review and selection process and the Advisor’s favorable assessment as to the nature, quality, and extent of the subadvisory services expected to be provided by Robeco. The Board concluded that the Fund and its shareholders would benefit from the quality and experience of Robeco’s portfolio manager and other investment professionals. Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, quality, and extent of the subadvisory services anticipated to be provided by Robeco, as well as Robeco’s ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and supported a decision to approve the Robeco Subadvisory Agreement.

Because Robeco was a newly appointed subadvisor to the Fund, the Board, at the Meeting, could not consider Robeco’s investment performance in managing the Fund as a factor in evaluating the Robeco Subadvisory Agreement. However, the Board did review Robeco’s historical performance record in managing other accounts (including another registered investment company for which Robeco serves as a subadvisor) that were comparable to the Fund. The Board compared this historical performance to a relevant benchmark and considered that Robeco’s historical performance compared favorably to such benchmark. On this basis, the Board concluded that Robeco’s historical performance record, when viewed together with the other factors considered by the Board, supported a decision to approve the Robeco Subadvisory Agreement.

The Board carefully considered the proposed fees payable under the Robeco Subadvisory Agreement. In this regard, the Board evaluated the compensation to be paid to Robeco by the Advisor. The Board also considered comparisons of the fees that will be paid to Robeco with the fees Robeco charges to its other clients, noting that the fee rate that the Advisor had negotiated with Robeco appeared to compare favorably with the fee rates that Robeco has implemented with other similar clients that utilize Robeco’s large cap value strategy (the same strategy that Robeco will use in managing its allocated portion of the Fund’s investment portfolio).

The Board also considered whether the fee schedule of Robeco included breakpoints that would reduce Robeco’s fees as the assets of the Fund allocated to Robeco increased. The Board noted that while Robeco’s proposed subadvisory fee schedule did include breakpoints, such breakpoints were not a primary factor in the Board’s analysis because the fees to be paid to Robeco would be paid by the Advisor, rather than directly by the Fund. The Board recalled the data presented by MGI, as required by the Exemptive Order, that illustrated that the hiring of Robeco would have a slightly positive impact on the Advisor’s profitability in managing the Fund. The Board was not provided with, and did not review, information regarding the estimated profits that may be realized by Robeco in managing its allocated portion of the Fund’s assets. Since the fees to be paid to Robeco were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee,

Robeco’s potential profitability was not considered relevant to the Independent Trustees’ deliberations. After evaluating the proposed fees, the Board concluded that the fees that would be paid to Robeco by MGI with respect to the assets to be allocated to Robeco appeared to be within a reasonable range in light of the nature, quality, and extent of the services to be provided.

The Board reviewed a copy of the Robeco Subadvisory Agreement. The Board considered that the Robeco Subadvisory Agreement provided for the same range of services as the subadvisory agreements that were in place with the Fund’s other subadvisors, Eaton Vance and Numeric.

The Board also considered whether there were any ancillary benefits that may accrue to Robeco as a result of Robeco’s relationship with the Fund. The Board noted that Robeco may direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Board noted that Robeco was required to select brokers who met the Fund’s requirements for seeking best execution, and that MGI will closely monitor and evaluate Robeco’s trade execution with respect to Fund brokerage transactions on a quarterly basis and provide reports to the Board on these matters (as MGI did for all of the Trust’s subadvisors). The Board concluded that the potential benefits that were expected to accrue to Robeco by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and were provided with and discussed a description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being determinative, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the Robeco Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the Robeco Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2009, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, Inc. (the “Distributor”), located at 301 Bellevue Parkway, Wilmington, Delaware 19809, is a Delaware corporation that is a subsidiary of PNC Global Investment Servicing, Inc., and acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting Agreement with the Trust. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2009, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of May 31, 2009, the Fund had 50,539,217 total shares outstanding, and MGI Collective Trust: MGI US Large Cap Value Equity Portfolio held 48,661,072 shares, representing 96.28% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.